Exhibit (d)(b)(19)

ADVISORY FEE WAIVER AGREEMENT FOR

DIVERSIFIED ALTERNATIVES PORTFOLIO OF

PACIFIC SELECT FUND

This ADVISORY FEE WAIVER AGREEMENT (the “Agreement”), by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Select Fund (the “Trust”), on behalf of the Diversified Alternatives Portfolio, a series portfolio of the Trust (the “Fund”), is effective as of October 30, 2015.

WHEREAS, the Trust is a Massachusetts Business Trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;

WHEREAS, the Trust and the Adviser are parties to the Amended and Restated Investment Advisory Agreement, dated January 1, 2005 (the “Advisory Contract”), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of the Fund and their shareholders to waive a portion of its Advisory Fee for the Fund when the Fund reaches certain net asset levels as described in Schedule A of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I.	Amount of Fee Waiver

During the term of this Agreement, the Adviser hereby agrees to waive the applicable amount of its Advisory Fee for the Fund based upon the net assets that fall within each net asset range level as described in Schedule A.

II.	Term and Termination of Agreement

A.

This Agreement shall have an initial term commencing on October 30, 2015 and ending October 31, 2016. This Agreement shall automatically renew for successive one-year terms (each a one-year term) ending April 30th of each year, unless:

1.	The Adviser provides ninety (90) day written notice of the termination of this Agreement prior to the beginning of the next one-year term;

2.	The Adviser no longer serves as manager for the Fund; or

3.	The investment advisory fee rate for the current manager of the Fund is revised during the term of this Agreement.

B.	Notwithstanding the above, this Agreement shall terminate upon termination of the Advisory Contract, or, subject to approval by a majority of the Independent

Trustees of the Trust, it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.

III.	Miscellaneous

A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.

Definitions.      Any question or interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of California, without regard to the conflict of law provision thereof.

D.	No Third Party Beneficiaries. Entry into this Agreement does not create any third party beneficiaries, express or implied.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

SCHEDULE A

to the

ADVISORY FEE WAIVER AGREEMENT FOR

DIVERSIFIED ALTERNATIVES PORTFOLIO OF

PACIFIC SELECT FUND

Effective:  October 30, 2015

Fund	Fund Net Assets (average daily net assets)	Amount of Waiver (as a percentage of average daily net assets of the Fund)
Pacific Select Fund Diversified Alternatives Portfolio	On first $2 billion Above $2 billion - $3 billion Above $3 billion - $5 billion Above $5 billion - $7.5 billion Above $7.5 billion	None 0.025% 0.050% 0.075% 0.100%